Exhibit (a)(1)(D)

Offer to Exchange Incentive Stock Options
Election Form

I was awarded incentive stock options to purchase ________________ shares of Geokinetics common stock, par value $0.01 at an exercise price of $ 28.00 per share on December 10, 2007 (eligible ISOs).   This will serve as notification that I hereby elect to surrender the unvested portion (85%) of those incentive stock options in the Exchange Offer for replacement stock options pursuant to the Exchange Offer document. By signing below, I acknowledge that I understand that:

•	I elect to exchange my eligible ISOs for replacement stock options
•	Geokinetics will not issue any fractional replacement stock options
•	I agree to the “Terms of Election” attached to this form
•	I may modify this election at any time before the expiration of the Exchange Offer
•	My final election received before the expiration of the Exchange Offer will supersede any previous elections.

Printed Name:                                _________________________                                                                           Date:                                ____________________

Signature:                                  _________________________                                                                           Telephone #:                     ____________________

FOR THIS ELECTION TO BE EFFECTIVE, THIS FORM MUST BE COMPLETED, SIGNED AND RECEIVED BEFORE THE EXPIRATION DEADLINE OF 5:00 PM, CENTRAL TIME, ON JULY 27, 2009 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED.

Please return the completed, signed form to:
Diane Anderson
Office of the Corporate Secretary
1500 CityWest Blvd., Suite 800, Houston, TX 77042,  (281) 848-6986 at corporate.secretary@geokinetics.com or fax (713) 850-7330.

Agreement to Terms of Election

By electing to surrender my eligible ISOs for exchange, I understand and agree to all of the following:

•	I agree to all of the terms and conditions of the Exchange Offer.
•
I surrender to Geokinetics for exchange those eligible ISOs specified in the Election Form and understand that, upon acceptance by Geokinetics, this election form will constitute a binding agreement between Geokinetics and me, unless Geokinetics receives a valid withdrawal election form for the eligible ISOs before the Exchange Offer expires.

•
I understand that if I validly surrender eligible ISOs for exchange, and such eligible ISOs are accepted and cancelled, I will lose my rights to purchase any shares under such eligible ISOs and I will receive in exchange a lesser amount of replacement stock options with a lower exercise price.

•
I understand that any replacement stock options issued to me in the Exchange Offer will have a new vesting schedule, such that 20% will vest on November 15, 2009; 35% on November 15, 2010; and 45% on November 15, 2011, as long as I continue to remain employed by Geokinetics or one of its subsidiaries during such period.

•
I understand that the exercise price for the new stock options will be equal to the greater of $5.00 or the closing price of Geokinetics’ common stock on the date the replacement stock options are granted as reported on the NYSE Amex.

•
I understand that the replacement stock options will be incentive stock options for U.S. federal income tax purposes and will be subject to the terms and conditions of the Geokinetics 2007 Stock Award Plan.

•	I acknowledge that Geokinetics has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.
•
To remain eligible to surrender eligible ISOs for exchange in the Exchange Offer, I understand that I must be employed by Geokinetics or one of its subsidiaries on the date the Exchange Offer commences and must remain employed by Geokinetics or one of its subsidiaries through the date that replacement stock options are granted.

•
I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of Geokinetics or one of its subsidiaries. The terms of my employment with Geokinetics remain unchanged. I understand that Geokinetics cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the replacement stock option grant date or thereafter.

•
I understand that in accordance with Sections 6 and 14 of the Exchange Offer document, Geokinetics may extend, terminate, and/or amend the Exchange Offer. In any such event, I understand that any eligible ISOs surrendered for exchange but not accepted by Geokinetics will remain in effect with their current terms and conditions.

•
I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible ISOs at any time until the Exchange Offer expires. I understand that my election to surrender my eligible stock options will be irrevocable at 5:00 p.m., Central time, on July 27, 2009, unless the Exchange Offer is extended.

•	I hereby sell, assign and transfer to Geokinetics all right, title and interest in and to all of the eligible ISOs that I am surrendering for exchange as on the Election Form.
•
I hereby represent and warrant that I have full power and authority to elect to surrender the eligible ISOs on the Election Form and that, when and to the extent such eligible ISOs are accepted by Geokinetics, such eligible ISOs will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible ISOs will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Geokinetics to be necessary or desirable to complete the exchange of the eligible stock options I am electing to exchange.